        April 25, 2002

Via EDGAR

Securities and Exchange Commission,
450 Fifth Street, N.W.,
Washington, D.C. 20549.

        Re:    Platinum Underwriters Holdings, Ltd.-EDGAR
Filing of Registration Statement on Form S-1

Dear Sirs:

        On behalf of Platinum Underwriters Holdings, Ltd. (the "Company"), we are pleased to file under the Securities Act of 1933 the Company's Registration Statement on Form S-1 relating to its initial public offering of Common Shares.

        Please contact the undersigned at (212) 558-3896 or Donald R. Crawshaw at (212) 558-4016 with any questions that you may have.

                      Very truly yours,
                      /s/ Andrew S. Rowen
                      Andrew S. Rowen

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